UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 19, 2013

(Date of earliest event reported)

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-33275	11-3024080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, 34th Floor, New York, New York 10036
(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (212) 697-9660

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Timothy A. Larkin and David E. Fleming Employment Agreements

On August 19, 2013, Warren Resources, Inc. (the “Company”) entered into new employment agreements effective as of July 15, 2013 (the “Employment Agreements”) with Timothy A. Larkin, its Executive Vice President — Mergers and Acquisition, and David E. Fleming, its Senior Vice President, General Counsel and Corporate Secretary (each, an “Executive” and collectively, the “Executives”). The Employment Agreements have a one year term (the “Term”) and supersede and replace the Executives’ previous employment agreements with the Company. The Employment Agreements provide the Executives with the following compensation and benefits:

•                  Annual base salary of $354,505 for Mr. Larkin and $329,221 for Mr. Fleming, subject to periodic review and increase by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board;

•                  Participation in any annual or long-term bonus or incentive plans maintained by the Company for its senior executives, with Mr. Larkin’s annual bonus opportunity being up to 90% of his annual salary and Mr. Fleming’s annual bonus opportunity being up to 62.5% of his annual salary;

•                  Participation in any stock option, stock ownership, stock incentive or other equity-based compensation plans maintained by the Company for its senior executives; and

•                  Participation in all compensation or employee benefit plans or programs, and all benefits or perquisites, for which any member of the Company’s senior management is eligible under any existing or future Company plan or program.

In the event that the Executive’s employment terminates due to a “Termination Without Cause” or is terminated by the Executives for “Good Reason,” as such terms are defined in the Employment Agreements, then, pursuant to the Employment Agreements, the Executives will be entitled to:

•                  Earned but unpaid base salary as of the date of termination and any earned but unpaid bonuses for prior years (other than any bonuses payable under the Plan) (“Accrued Obligations”);

•                  For Mr. Larkin, an amount equal to (A) two (2) times his annual salary, at the rate in effect immediately prior to termination, plus (B) prorated bonus for the year of termination;

•                  For Mr. Fleming, an amount equal to nine months of the his annual salary, at the rate in effect immediately prior to termination;

•                  COBRA continuation coverage paid in full by the Company for a maximum of 9 months; and

•                  Accelerated prorated vesting of Executive’s then unvested equity-based awards that vest based solely on continued employment or service with the Company.

In the event that the Executive’s employment terminates in connection with a “Change of Control”, as such term is defined in the Employment Agreements, then, pursuant to the Employment Agreements, the Executives will be entitled to:

•                  Earned but unpaid base salary as of the date of termination and any earned but unpaid bonuses for prior years (other than any bonuses payable under the Plan) (“Accrued Obligations”);

•                  For Mr. Larkin, an amount equal to (A) two (2) times his annual salary at the rate in effect immediately prior to termination, plus (B) the average amount of the annual bonus paid to the Executive over the course of the immediately preceding fiscal years, up to a maximum of three (3) years, plus (C) prorated bonus for the year of termination;

•                  For Mr. Fleming, an amount equal to amount equal to (A) one (1) times the Executive’s Annual Salary at the rate in effect immediately prior to termination, plus (B) the average amount of the annual bonus paid to the Executive over the course of the immediately preceding fiscal years, up to a maximum of three (3) years, plus (C) prorated bonus for the year of termination;

•                  COBRA continuation coverage paid in full by the Company for a maximum of 9 months; and

•                  Accelerated vesting of Executive’s then unvested equity-based awards.

The Employment Agreements also provides that the Executive may not disclose or use any confidential information of the Company during or after the Term of the Employment Agreements. During his employment with the Company and for a period of two years following his termination of employment for any reason, the Executive is also precluded from engaging or assisting in any business which is in competition with the Company and from soliciting any Company employee, consultant, vendor or supplier.

The foregoing does not constitute a complete summary of the terms of the Employment Agreements, and reference is made to the complete text of the Agreements, which are attached hereto as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Employment Agreement, executed on August 19, 2013, with an effective date of July 15, 2013 by and between Warren Resources, Inc. and Timothy A. Larkin.

10.2	Employment Agreement, executed on August 19, 2013, with an effective date of July 15, 2013 by and between Warren Resources, Inc. and David E. Fleming.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 20, 2013

WARREN RESOURCES, INC.
(Registrant)

By:	/s/ David E. Fleming
David E. Fleming,
Senior Vice President,
General Counsel & Secretary

Exhibit No.	Description

10.1	Employment Agreement, executed on August 19, 2013, with an effective date of July 15, 2013 by and between Warren Resources, Inc. and Timothy A. Larkin.

10.2	Employment Agreement, executed on August 19, 2013, with an effective date of July 15, 2013 by and between Warren Resources, Inc. and David E. Fleming.